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                                                                   EXHIBIT 99.3


                       Public Relations Engagement Letter


     This Agreement (the "Agreement") is entered into this 18th day of May 2003, by and between AuGrid Corp. (the "Company") , and Dexter Lombardi of Lexington Management Corporation (the "Consultant").

     Whereas, the Company has expressed a need to obtain the services of an experienced consultant on a non-exclusive basis to provide service to the Company.

     Whereas, the Consultant has professional knowledge and experience in the area of expanding the Public relations of public companies in the investment community through various types of traditional Public Relations.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Scope. The Consultant shall promptly provide, as requested by the Company, assistance to the Company, by acting as a public relations Consultant that will provide information on the Company to the financial community in order to enhance the Company's public exposure throughout the term (as hereinafter defined)(such services shall hereinafter be collectively referred to as the "Public Relations").

         2. Term. The Term of this agreement shall begin on the date hereof and will expire (6) six months from the date hereof.

         3. Assignment & Termination. This Agreement shall be considered unique and personal as to the Consultant's services. Therefore, the Consultant may not assign all or any part of the lead Consultant's obligations undertaken pursuant to the Agreement without the written consent of the Company having been first obtained. It is specifically understood and agreed that the Company may deny such authority to assign and any such denial shall not be deemed as an abuse of discretion. This Agreement may be terminated by either party for any reason whatsoever within 45 days after signing of this contract by written notice from either party. If the contract is not terminated within the 45 day period then the contract shall endure for the term set forth in Paragraph 2 above.

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         4. Compensation. The Company agrees to retain the Consultant on a non-exclusive basis as its Public Relations Consultant. In consideration for its services, the Company agrees to compensate the Consultant in the following manner upon signing of this engagement letter:

         The Company will deliver to Consultant 2,000,000 shares of common stock of AGRD upon signing of this contract or within an appropriate time frame (determined by both parties), these shares will be will be registered on the Company's next S8 and or SB-2 registration the Company whichever is initiated first. Consultant acknowledges that upon acceptance of the registered shares, this contract is paid in full.

         5. Relationship. Nothing herein shall constitute the Consultant as an employee or agent of the Company expect to such an extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, the Consultant shall have no authority to obligate or commit the Company in any manner whatsoever.

         6. Independence of Consultant. CONSULTANT will work independently of all other consultants. Nothing herein shall link, tie, or bond CONSULTANT with any other consultant or company providing service or advice to, or under contract with, AGRD. Opinions and statements rendered by CONSULTANT shall be deemed to be that solely of CONSULTANT.

         7. Advice & Opinions. The Company acknowledges that all opinions and advice, whether written or oral, rendered in conjunction with this agreement shall be used solely for the benefit of the Company and/or the Company's clients, and the Company agrees that no such opinion or advice shall be used for any other purpose and that the Company will not reproduce, disseminate, quote or refer to at any time, in any manner or form for whatever purpose, nor may the Company make public references to CONSULTANT and/or use CONSULTANT's name in any reports, releases, correspondence, or communications to third parties without the prior written consent of CONSULTANT unless obligated under law.

         8. Indemnity. The parties agree to indemnify and hold each other harmless from any and all claims, liabilities and expenses incurred by or threatened against the indemnified party arising from this Agreement and its performance due to the indemnifying party's intentional misconduct or gross and wanton negligence, as determined by a court of proper Jurisdiction.

         9. Notice. All notice to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same in the U.S.

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mail addressed to the party to be notified at the address herein set forth, post-paid and registered or certified with return receipt requested, or by recognized overnight delivery service, or by delivering the same in person to such party. The addresses of each Party is as follows:

If to AuGrid Corp.:

MJ Shaheed
2275 East 55th St.
Cleveland Ohio

If to Dexter Lombardi

Lexington Management Corp.:
Dexter Lombardi
939 Homer Street,
Suite 1903
Vancouver, BC

         9. Governing Law. This Agreement shall be governed, interpreted and construed under the laws of the State of Ohio.

Facsimile signatures on counterparts of the Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

IN WITNESS:

Dexter Lombardi                                  AuGrid Corp.


BY: /s/ Dexter Lombardi                          BY: /s/ MJ Shaheed
    --------------------------                       --------------------------
Dexter Lombardi                                  MJ Shaheed
President                                        President

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AUGRID CORPORATION

                            Confidentiality Agreement

         The undersigned has recently entered into a consulting agreement (the "Agreement") with AuGrid Corporation, a Nevada corporation, (the "Company").

         During the period of the undersigned's services under the Agreement, and all time thereafter, the undersigned agrees that, because of the valuable nature of the Confidential Information, it shall use its best efforts to maintain and protect the secrecy of the Confidential Information. Without in any manner limiting the generality of the foregoing obligation, the undersigned agrees that it shall not, and shall cause its officers, directors, employee, agents and affiliates to not, directly or indirectly, without the prior written consent of the Company, disclose any Confidential Information to any other person or entity or use any Confidential Information for its or their own purposes.

         As used in this Agreement, the term "Confidential Information" means any knowledge, information or property relating to, or used or possessed by, the Company and its subsidiaries, and includes, without limitation, the following: trade secrets; patents, copyrights, software (including all programs, specifications, applications, routines, subroutines, techniques and idea for formulae); concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors, and suppliers; marketing information; financial information and other business records; and all copies of any of the foregoing.

Lexington Management Corporation.



By: /s/ Dexter Lombardi
    ----------------------------
    Dexter Lombardi- President